Exhibit 99.1
Autoliv Inc. Financial Report January - March 2004
Record sales - up 19% to $1.5 billion Income before tax up 43% to $115 million Earnings per share up 48% to $.80

(Stockholm, April 22, 2004) - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported record sales and the best-ever first-quarter earnings for the three-month period which ended March 31, 2004.

Despite a 1% decline in the underlying light vehicle production, Autoliv's consolidated sales rose by 19% to $1,488 million, operating income improved by 33% to $120 million and income before taxes increased by 43% to $115 million compared to the corresponding quarter 2003. Net income improved by 47% to $76 million and earnings per share by 48% to 80 cents. The strong top-line performance was driven by an 11% currency effect and a 4% organic growth in sales. Earnings were also driven by a 1.6 percentage point improvement in gross margin to 20%.

In the first quarter 2004, operations generated $120 million in cash before capital expenditures and $49 million after these expenditures, compared to $108 million and $34 million, respectively, in the first quarter 2003.

Based on the assumptions stated in this report, sales for the second quarter 2004 are expected to increase in the magnitude of 10% and the operating margin is expected to slightly exceed the 8.3% margin achieved in the second quarter 2003. To date, higher raw material prices have not significantly effected earnings, but there is a risk that earnings will be impacted gradually during the year.

An Earnings Conference Call will be held today at 3.30 p.m. CET (9.30 a.m. New York time).
In Europe call: +44-20 7162 0025
In North America: +1-334 323 6201
The conference will also be available and archived at www.autoliv.com under Financial info/Calendar.

Market Overview
During the three-month period January through March 2004, light vehicle production declined by approximately 1% in the Triad (i.e. Western Europe, North America and Japan) compared to the same quarter last year.

In Europe, where Autoliv generates more than half of its revenues, light vehicle production declined by almost 2% which was close to our expectations at the beginning of the quarter. Renault and Volvo increased their production by 8% and 3%, respectively, partly due to the success of Renault's new Mégane and Volvo's XC90, two vehicles to which Autoliv is the exclusive safety system supplier. Autoliv is also the exclusive safety system supplier to the new Ford C-max and Volvo V50 that have been introduced successfully. These favorable effects were partly offset by the delay in the start of production of the new Opel Astra and the modest ramp up of production for the new Volkswagen Golf and Peugeot's new 407. Therefore, vehicle mix was less advantageous for Autoliv than in the previous quarters.

In North America, which accounts for almost 30% of Autoliv's revenues, light vehicle production decreased by less than 1%, which was close to expectations. "The Big 3" (i.e. GM, Ford and Chrysler) cut back production by 5%, while the Asian and European vehicle manufacturers increased their North American production by 13%. This was a favorable mix, because Autoliv has - as of this year - a higher sales value per vehicle to the Asian manufacturers in North America than to the average "Big 3 vehicle". This change in average supply value is mainly due to rapidly increasing installations of side curtain airbags in the Asian vehicles. The most important production increases for Autoliv were the Nissan Quest and Titan.

In Japan, which accounts for nearly one tenth of consolidated sales, light vehicle production was unchanged.

In addition to vehicle production, the automotive safety market is driven by new regulations and the rollout of new safety systems, such as side-impact airbags. It is therefore significant that the vehicle manufacturers in the U.S. at the end of last year announced "a new voluntary industry safety commitment … for enhanced side-impact protection through the use of features such as side airbags, airbag curtains and revised side-impact structures". The self commitment calls for all vehicles offered in the U.S. by participating manufacturers to meet the performance criteria by no later than September 2009.

Consolidated Sales
Consolidated net sales during the three-month period which ended March 31, 2004, rose by 19% to $1,488 million compared to the corresponding period in 2003. At the beginning of the quarter, sales were expected to increase by approximately 15%, but vehicle production mix has been more favorable than expected.

Currency translation effects boosted sales by 11%, as expected, and acquisitions added 4%. Organic sales growth (sales excluding currency effects and acquisitions) was 4%, despite the 1% drop in light vehicle production in the Triad. Consequently, Autoliv continued to increase its global market share.

Autoliv's organic sales growth was primarily driven by a 38% increase in the sales of side airbags for head protection and higher market shares for seat belts, particularly in North America. Organic growth was also strong for steering wheels (up 18%) and electronics (up 12%) in-part due to more high-priced leather-wrapped steering wheels and to new electronics business for the BMW 5 and 6 series and for Hyundai.

Sales by Product
Consolidated sales of airbag products (incl. steering wheels) increased by 12% to $982 million, including a 10% effect from currencies. Since the change in organic sales was an increase of approximately 2%, Autoliv managed to outgrow the weak global vehicle production. This was accomplished by the market penetration of the Inflatable Curtain and increased market shares in electronics and steering wheels, as well as by new business generated from investments previously made in the Rest of the World, where both vehicle production and the demand for frontal airbags is growing rapidly.

Sales of seat belt products (incl. seat sub-systems) zoomed up by 39% to $506 million, including currency effects of 15% and a 13% effect of acquisitions. Most of the organic growth of 11% came from significant market shares gains in North America, but market share gains in Europe and Rest of the World also contributed to the sales expansion.

Sales by Region
Sales from Autoliv's European companies rose by 21%, primarily due to a 17% currency effect. The fact that organic sales grew by 4% at the same time as European light vehicle production fell by almost 2% is mainly due to higher penetration rates for the Inflatable Curtain and by additional market share gains in seat belts, steering wheels and safety electronics.

Sales from Autoliv's North American companies increased by 4%. Sales were driven by a 35% organic growth in seat belts and a doubling of sales of side curtain airbags. These increases are partly a reflection of Autoliv's rapidly growing supply value to the Asian vehicles produced in North America and of a recovery in last year's seat belt sales which was affected by many contract change-overs. Growth in seat belt sales was spearheaded by a 43% increase in the pretensioner product area.

North American sales of all airbag products declined by 2% both due to the 5% drop in the Big 3's production which hit Autoliv's sales of frontal airbags, and lower sales of inflators, partly as an effect of the on-going phase-out of low-margin inflators. Airbag sales were favorably impacted by the demand for side curtains (up 120%), electronics (up 38%) and steering wheels (up 22%). In addition, sales of knee airbags jumped from a low level thanks to new business for the Chrysler Minivan.

Sales from Autoliv companies in Japan jumped 81%. Most of the increase was due to the NSK-acquisition. Currency effects added 11% and organic growth 4%. The organic sales growth was primarily due to higher market shares for frontal airbags. The introduction of Mazda's new 3-series and strong demand for Mitsubishi's Colt (both vehicles to which Autoliv is the sole safety system supplier) helped Autoliv to also outperform the vehicle production in Japan.

Sales from Autoliv companies in the Rest of the World (RoW) rose by 29%. Excluding currency effects of 19% and acquisitions of 1%, organic sales increased by 9%. The organic growth occurred in all product areas. Organic sales in Korea rose by 16%, mainly as a result of new side curtain business, and in China by 57% partly as a result of a sharp increase in the demand for airbags.

Earnings
During the quarter, earnings increased on all levels in the income statement and the return on shareholders' equity improved for the 13th consecutive quarter (when compared to the previous year's quarter). The return on equity rose to 12.7% from 10.0% during the same quarter 2003 and the return on capital employed improved at the same time to 15.4% from 12.5%.

The improvements are mainly due to the strong sales performance generated by new products, expansion in Asia and higher market shares in the established markets in Europe and North America. The fact that Autoliv has succeeded in offsetting the significant pricing pressure from vehicle manufacturers is also the result of cost savings initiatives, such as redesigning products and systems, moving production to low-labor cost countries, reductions in component costs and plant consolidations.

For the first quarter 2004, gross profit increased by 30% to $298 million. Currency translation effects contributed 11% to the increase. Currency hedging increased gross profit by $1 million compared to a reduction of $5 million in 2003. Gross margin rose to 20.0% from 18.4% despite pricing pressure from customers. The margin improvement was due to the strong sales performance in combination with the above-mentioned cost-reduction actions.

Operating margin improved to 8.1% from 7.2% in the corresponding quarter last year, despite the fact that research, development and engineering expenses rose by 36% to 6.7% of sales compared to 5.9% during the same quarter 2003. The increase in R,D&E expense mainly reflects a lower income from customer-funded engineering services as a consequence of many vehicle manufacturers wanting to pay for engineering assignments over the life of a vehicle model instead of as a lump sum at the end of the engineering project. The sharp increase in R,D&E expenses was partly offset by a reduction, in relation to sales, in Selling, General and Administrative expense (S,G&A). Excluding the effect of currency changes, the amount of S,G&A expense was virtually unchanged from a year ago, despite the strong sales growth during the last 12 months.

Income before taxes improved by 43% to $115 million. In addition to the better operating income, this improvement was due to a $3 million reduction in net interest expense as a result of lower interest rates and lower net debt. Higher earnings in joint ventures, partly due to the acquisition of the remaining 60% of NSK's Asian seat belt operations, also contributed to the improvement.

The effective tax rate has been reduced to 31.5% from 33% in the first quarter last year primarily as a result of a reduced level of losses being generated without any tax benefit and relatively higher income in countries with lower tax rates.

Net income rose by 47% to $76 million and earnings per share by 48% to 80 cents. Of the improvement in earnings per share, 16 cents was due to currency exchange effects (including translation, currency hedging and transaction effects), and 2 cents to the lower tax rate. The effect on earnings per share of the stock repurchase program was insignificant. This program reduced the average number of shares outstanding (assuming dilution) to 95.5 million from 96.1 million during last year's first quarter.

Cash Flow and Balance Sheet
Operations continued to generate a healthy cash flow, for the 10th quarter in a row. During the first quarter 2004, cash flow from operations totaled $120 million, compared to $108 million during the same period 2003. The improvement was due to better earnings.

Capital expenditures, net, totaled $72 million which was in line with depreciation of $68 million. After capital expenditures, cash flow amounted to $49 million compared to $34 million during the first quarter 2003, when cash flow was affected by both capital expenditures of $60 million and the acquisition of $14 million for the remaining shares in Livbag.

In relation to 12-months sales, working capital continued to decline and amounted to 9.8% at the end of the quarter compared to 10.0%, at the beginning of the quarter. Autoliv therefore continued to meet its target that working capital should not exceed 10% of sales.

In absolute numbers, however, working capital increased during the quarter by $16 million or 3% as an effect of higher receivables and lower accounts payable. These negative effects were partly offset by a reduction in inventories and income tax receivables. Days receivables outstanding increased from 77 days on December 31, 2003 to the same level as at the end of the first quarter 2003 i.e. 81 days. Days inventories decreased from 31 sales days to 29.

As an effect of the strong cash generation, net debt was reduced by $31 million during the quarter to $754 million and gross interest bearing debt by $12 million to $983 million, despite $32 million being used for stock buy-backs and the quarterly dividend. Net debt to capitalization was reduced to 23% from 24%.

In line with its bank commitments, Autoliv has adopted the policy to always maintain a net debt that is significantly below 3.0 times the EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and an interest coverage ratio (see the Annual Report, for definitions) significantly above 2.75 times. On March 31, these covenant ratios were 1.1 and 11.7, respectively.

Equity increased during the quarter by $26 million to $2,428 million or $25.61 per share. Equity was reduced by $23 million from currency effects, by $18 million for stock buy backs, by $14 million for the quarterly dividend and by $1 million from changes in the market value of cash-flow hedges. Stock options excercised increased equity by $6 million.

Launches during the 1st Quarter
  Chrysler's Dodge Minivan: Knee airbags
  Chevrolet's new Malibu and Malibu Maxx: Seat belts with pretensioners
  Chrysler's new PT Cruiser Convertible: Driver and passenger airbags, and seat belts
  Chevrolet's new Equinox: Seat belts
  Ford's Escape: Driver and passenger airbags, seat belts, steering wheel, and airbag electronics
  Hyundai's Avante: Airbag electronics
  Hyundai's Sonata: Side airbags, Inflatable Curtains, and seat belts
  Kia's Cerato/Spectra: Airbag electronics
  Opel's new Astra: Side airbags, Inflatable Curtains, and seat belts with pretensioners
  Skoda's new Octavia: Driver and passenger airbags, Inflatable Curtains, and seat belts
  Smart's new ForFour: Smart driver and passenger airbags, side airbags, Inflatable curtains, seat belts with pretensionerns, and steering wheel
  Toyota's new Corolla Verso: Inflatable Curtains, side airbags
  Volvo's new V50: Smart frontal airbags, side airbags, Inflatable Curtains, seat belts with dual pretensionerns for front seats, whiplash system, integrated telephone, and integrated child seats

Headcount
Total headcount (employees plus temporary hourly workers) increased by 700 to 37,700 during the quarter. The increase was almost entirely concentrated in low-labor-cost countries, while headcount declined by 75 in high-labor cost countries.

Of headcount, 33% are in low-labor-cost countries (and 36% excluding temporaries), compared to 30% a year ago and less than 10% five years ago.

Prospects
During the second quarter, light vehicle production in the Triad is expected to be almost flat with a 3% increase in North America, a 4% decline in Europe and a 2% increase in Japan. Despite this negative regional mix, Autoliv expects its organic sales to continue to outperform the vehicle production in the Triad at a similar rate as in the first quarter. In addition, currency effects are expected to add 5% to reported revenues, provided that the mid-April exchange rates prevail. Based on these assumptions, sales would increase in the magnitude of 10% in the second quarter 2004 compared to the same period 2003.

Mainly due to the expected strong organic sales performance and the cost savings described above, we expect Autoliv to exceed slightly the operating margin of 8.3% in last year's second quarter, despite the higher level of R,D&E expenses established in the first quarter. So far, Autoliv has been able to to delay and mitigate the effect of higher prices in the raw material markets. There is a risk, however, that a sustained peak in spot prices for raw materials could have a gradual negative effect on Autoliv's improvements in earnings.

Other Significant Events
  These financial statements have been affected by three acquisitions, but only the NSK-acquisition has had a material impact. On April 1, 2003, Autoliv excercised its options and increased its holding in NSK's Asian seat belt operations from 40% to 100%. The operations had approximately $150 million in annual sales. Also in the second quarter 2003, Autoliv acquired a Japanese steering wheel operation (NSI) that had nearly $20 million in sales. In the third quarter 2003, Autoliv acquired Protektor, a small German company with $10 million in annual sales. Protektor specializes in seat belts for niche markets.
  In February, Autoliv re-initiated its stock repurchasing program and bought 400,000 shares for $18 million until the blocking period started in the middle of March. Since the repurchasing program was adopted in 2000, Autoliv has bought back 8.5 million shares at an average price of $22.65. Under the existing authorizations, another 11.5 million shares could be repurchased.
  Currently, Autoliv is investing in six new crash-test sleds, with locations in China, Korea, Malaysia, Thailand and Australia. The sleds will have the capacity to perform a variety of crash tests ranging from individual seat belt tests to full car body tests that simulate crashes with complete cars at speeds up to 65 km/h (40 mph). The investment is driven by Autoliv's commitment to increase the levels of product development capability for vehicle safety systems throughout the region. Vehicle production in these five countries has grown by 65% during the last three years and is expected to grow another 35% to 12 million vehicles by 2006.
  In China, Autoliv will add a plant for electronics to its new airbag and seat belt facility. The new plant for electronics will not only produce safety electronics for the Chinese market but also include development resources and production capacity to supply safety electronics to the whole Asia Pacific region.
  In Korea, Autoliv has acquired land and started expanding the existing building for the rapidily growing business with the Korean vehicle industry. Autoliv's sales in Korea are expected to double in 2005 from this year.
  Autoliv has received a Global Supplier Award for 2003 from DaimlerChrysler. The award was given to the best suppliers in eight procurement segments. These companies have demonstrated outstanding performance "in quality, cost-efficiency, technology and delivery precision" worldwide. Autoliv was the best supplier in the category of Interior Components.
  Test results recently published from the IIHS (Insurance Institute for Highway Safety) have once again confirmed the significant benefit of head airbags for side-impact protection. In the tests, only the three car models equipped with these new airbags earned the ratings "good" or "acceptable", while all of the ten car models without such side airbags were rated "poor". This was the same outcome as in June, 2003 when IIHS published the first results from 13 tests in the institute's new testing program.

Dividend
The quarterly dividend of 20 cents per share will be paid on Thursday June 3, 2004 to shareholders of record as of May 6. The ex-date, when the shares will trade without the right to the dividend, is May 4.

During the last 14 months, Autoliv has raised its quarterly dividends in three steps by 82%.

Meeting of Stockholders
The Annual General Meeting of Stockholders will be held in Chicago on April 27, 2004. Holders of record at the close of business on March 2 are entitled to be present and vote at the Meeting.

Notice of the Meeting, the Annual Report, the Proxy Statement and the Proxy Card were mailed in March to elgible Autoliv shareholders.

Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

Next report
The next quarterly report, which covers the period April through June will be published on July 22, 2004.

"Safe Harbor Statement"
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these forward-looking statements.

Definitions and SEC Filings
Please refer to www.autoliv.com/financial info or to the Annual Report for definitions of financial terms used in this report.

The filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management's certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter January - March		Latest 12 months	Full year
	2004	2003	April 03 - March 04	2003
Earnings per share 1)	$.80	$.54	$3.08	$2.81
Equity per share	25.61	21.99	25.61	25.31
Cash dividend declared per share	.20	.13	.63	.56
Working capital, $ in millions	544	409	544	528
Capital employed, $ in millions	3,183	2,962	3,183	3,187
Net debt, $ in millions 2)	754	880	754	785
Net debt to capitalization, % 3)	23	29	23	24

Gross margin, % 4)	20.0	18.4	19.3	18.9
Operating margin, % 5)	8.1	7.2	8.2	8.1

Return on shareholders' equity, %	12.7	10.0	12.9	12.2
Return on capital employed, %	15.4	12.5	15.0	14.3

Average no. of shares in millions 1)	95.5	96.1	95.2	95.4
No. of shares at period-end in millions6)	94.8	94.7	94.8	94.9
No. of employees at period-end	32,700	30,400	32,700	32,100
Headcount at period-end	37,700	34,200	37,700	37,000
Days receivables outstanding 7)	81	81	87	77
Days inventory outstanding 8)	29	29	31	31

1)Assuming dilution and net of treasury shares
2)Short- and long-term interest bearing liabilities and related derivatives, less cash and cash equivalents
3)Net debt in relation to net debt and equity (including minority)
4)Gross profit relative to sales
5)Operating income relative to sales
6)Excluding dilution and net of treasury shares
7)Outstanding receivables at average exchange rates relative to average daily sales
8)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2004	2003	April 03 - March 04	2003
Net sales
- Airbag products	$981.5	$880.3	$3,708.8	$3,607.6
- Seat belt products	506.3	365.4	1,834.1	1,693.2
Total net sales	1,487.8	1,245.7	5,542.9	5,300.8

Cost of sales	(1,190.2)	(1,016.4)	(4,471.9)	(4,298.1)
Gross profit	297.6	229.3	1,071.0	1,002.7

Selling, general & administrative expenses	(70.8)	(62.8)	(281.2)	(273.2)
Research, development & engineering expenses	(100.0)	(73.6)	(331.8)	(305.4)
Amortization of intangibles	(5.3)	(5.3)	(21.1)	(21.1)
Other income (expense), net	(1.1)	2.6	20.1	23.8
Operating income	120.4	90.2	457.0	426.8

Equity in earnings of affiliates	2.6	1.4	12.7	11.5
Interest income	1.0	1.0	3.9	3.9
Interest expense	(9.1)	(12.1)	(44.7)	(47.7)
Other financial items	(0.1)	(0.2)	2.6	2.5
Income before income taxes	114.8	80.3	431.5	397.0

Income taxes	(36.2)	(26.5)	(129.9)	(120.2)
Minority interests in subsidiaries	(2.2)	(2.0)	(8.6)	(8.4)
Net income	76.4	51.8	293.0	268.4

Earnings per share	$.80	$.54	$3.08	$2.81

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	March 31	December 31	March 31
	2004	2003	2003
Assets
Cash & cash equivalents	$127.5	$93.7	$133.4
Receivables	1,281.8	1,195.3	1,086.9
Inventories	423.8	452.0	376.0
Other current assets	90.3	98.4	81.4
Total current assets	1,923.4	1,839.4	1,677.7

Property, plant & equipment, net	1,045.3	1,052.2	925.7
Goodwill assets, net	1,529.0	1,531.4	1,499.5
Intangible assets, net	172.9	178.9	191.4
Other assets	285.0	292.4	154.5
Total assets	$4,955.6	$4,894.3	$4,448.8

Liabilities and shareholders' equity
Short-term debt	$114.5	$149.4	$107.6
Accounts payable	698.1	720.5	612.2
Other current liabilities	559.0	497.0	523.2
Total current liabilities	1,371.6	1,366.9	1,243.0

Long-term debt	868.8	846.2	905.5
Pension liability	67.4	64.5	46.5
Other non-current liabilities	173.6	173.8	138.4
Minority interests in subsidiaries	45.9	40.9	33.3
Shareholders' equity	2,428.3	2,402.0	2,082.1
Total liabilities and shareholders' equity	$4,955.6	$4,894.3	$4,448.8

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter January - March		Latest 12 months	Full year
	2004	2003	April 03 - March 04	2003
Net income	$76.4	$51.8	$293.0	$268.4
Depreciation and amortization	72.8	66.9	284.7	278.8
Deferred taxes and other	(2.2)	6.4	14.0	22.6
Change in working capital	(27.4)	(17.4)	(49.7)	(39.7)
Net cash provided by operating activities	119.6	107.7	542.0	530.1

Capital expenditures, net	(72.2)	(60.3)	(259.4)	(247.5)
Acquisitions of businesses and other, net	1.7	(13.7)	(13.8)	(29.2)
Net cash before financing	49.1	33.7	268.8	253.4

Decrease in short-term debt	(36.2)	(16.1)	(72.0)	(51.9)
Issuance of long-term debt	44.8	63.0	139.3	157.5
Repayments and other changes in long-term debt	(1.3)	(5.5)	(280.7)	(284.9)
Dividends paid	(14.3)	(12.5)	(53.1)	(51.3)
Shares repurchased	(17.6)	(33.7)	(26.9)	(43.0)
Stock options exercised	6.5	0.1	13.5	7.1
Other, net	5.8	1.7	(2.2)	(6.3)
Effect of exchange rate changes on cash	(3.0)	1.2	7.4	11.6
Increase (decrease) in cash and cash equivalents	33.8	31.9	(5.9)	(7.8)
Cash and cash equivalents at period-start	93.7	101.5	133.4	101.5
Cash and cash equivalents at period-end	$127.5	$133.4	$127.5	$93.7